Exhibit 99.(H)(4)

MASSMUTUAL ACCESSSM PRIVATE EQUITY FUND

RULE 18f-3 PLAN

Adopted October 15, 2021

MassMutual Access Private Equity Fund (the “Fund”), a Delaware statutory trust registered as a management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), issues shares of the Fund in one or more of the following classes of shares: Class 1, Class 2, and Class 3. This Plan, adopted by the Fund pursuant to an exemptive order issued by the Securities and Exchange Commission, sets forth the distribution and service arrangements, expenses, and exchange features of each class. This Plan is subject to change by action of the Board of Trustees (the “Trustees”) of the Fund.

CLASS DESIGNATIONS

All classes of shares of the Fund will represent interests in the same portfolio of investments of the Fund and, except as described herein, will have the same rights and obligations as each other class. Each class shall be subject to any investment minimums and conditions of eligibility as may be set forth in the Fund’s prospectus and/or statement of additional information as from time to time in effect (collectively, the “Prospectus”) with respect to that class.

CLASS CHARACTERISTICS

Class 1. Class 1 shares shall be offered at a public offering price that is equal to their net asset value, without imposition of an initial sales charge or contingent deferred sales charge. Class 1 shares shall not be charged distribution and investor servicing fees (“Rule 12b-1 Plan Fees”) under a Plan of Distribution adopted in conformity with Rule 12b-1 under the 1940 Act (the “Rule 12b-1 Plan”). Class 1 shares shall be sold only to those investors meeting the eligibility requirements set forth in the Prospectus.

Class 2. Class 2 shares shall be offered at a public offering price that is equal to their net asset value plus an initial sales charge of up to 1.5% of the public offering price and no contingent deferred sales charge. Class 2 shares shall be charged annual Rule 12b-1 Plan Fees under the Rule 12b-1 Plan. The amount of Rule 12b-1 Plan Fees pertaining to the Class 2 shares are set forth on Appendix A hereto. Class 2 shares shall be sold only to those investors meeting the eligibility requirements set forth in the Prospectus.

Class 3. Class 3 shares shall be offered at a public offering price that is equal to their net asset value plus an initial sales charge of up to 3.5% of the public offering price and no contingent deferred sales charge. Class 3 shares shall be charged annual Rule 12b-1 Plan Fees under the Rule 12b-1 Plan. The amount of Rule 12b-1 Plan Fees pertaining to the Class 3 shares are set forth on Appendix A hereto. Class 3 shares shall be sold only to those investors meeting the eligibility requirements set forth in the Prospectus.

ALLOCATIONS TO EACH CLASS

(a) Each share class pays the expenses associated with its different distribution and shareholder servicing arrangements, if any (“Class Expenses”). Each class of shares may, at the Trustees’ discretion, also pay a different share of other expenses, including, reimbursement to the Fund’s distributor or other persons for shareholder servicing or sub-transfer agency services.

(b) The gross income of the Fund generally shall be allocated to each class on the basis of net assets. To the extent practicable, certain expenses (other than Class Expenses as defined above, which shall be allocated more specifically) shall be subtracted from gross income on the basis of the net assets of each share class of the Fund. These expenses include expenses incurred by the Fund (including, but not limited to, fees of Trustees, insurance, and legal counsel, as well as advisory fees, custodial fees, or other expenses relating to the management of the Fund’s assets) not attributable to a particular class of shares of the Fund (“Fund Expenses”).

Expenses of the Fund shall be apportioned to each class of shares depending upon the nature of the expense item. Fund Expenses shall be allocated among the classes of shares based on their relative net asset values in relation to the net asset value of the Fund. Class Expenses shall be allocated to the particular class to which they are attributable. In addition, certain expenses may be allocated differently if their method of imposition changes. Thus, if a Class Expense can no longer be attributed to a class, it may be charged to the Fund for allocation among classes, as determined by the Trustees.

The Fund reserves the right to utilize any other appropriate method to allocate income and expenses among the classes, including those specified in Rule 18f-3(c)(1) under the 1940 Act, provided that a majority of the Trustees and a majority of the Trustees who are not “interested persons” as such term in defined in the 1940 Act (“Independent Trustees”) determine that the method is fair to the shareholders of each class and that the annualized rate of return of each class will generally differ from that of the other classes only by the expense differentials among the classes.

Waivers and Reimbursements

Any service provider to the Fund may choose to waive or reimburse Rule 12b-1 fees or any other Class Expenses on a voluntary basis. Such waiver or reimbursement may be applicable to one or more classes and may be in different amounts for one or more classes. In addition, the adviser to the Fund may choose to waive or reimburse Fund Expenses for one or more classes of the Fund in an amount greater than other classes of the Fund, if the terms of such waiver or such reimbursement have been approved by a majority of the Trustees and a majority of the Independent Trustees.

DIVIDENDS/DISTRIBUTIONS

The Fund pays out as dividends net investment income and net realized short-term capital gains as described in its registration statement as from time to time in effect.

All dividends and/or distributions will be paid in the form of additional shares of the class of shares of the Fund, unless the shareholder elects to receive cash. Dividends paid by the Fund are calculated in the same manner and at the same time with respect to each class.

CONVERSION

Shares of each class generally will be permitted to be converted, at the holder’s option, for shares of such other class or classes as may from time to time be set forth in the Prospectus, without payment of a sales charge or other charge, subject generally to the terms and conditions of the Prospectus with respect to that class and to any sales agreements pursuant to which those shares are issued. The holding period for determining any contingent deferred sales charge will include the holding period of the shares exchanged.

Any such conversion will occur at the respective net asset value of the two share classes and will take the form of a direct exchange of shares (rather than a redemption and repurchase).

The Fund may, but will not be obligated to, suspend the conversion feature at any time with respect to any shares or class of shares on the basis that such conversion may result in any adverse tax consequences to the Fund or its shareholders.

VOTING RIGHTS

Each class will vote separately with respect to any Rule 12b-1 Plan related to that class or as to any matter the Trustees determine to affect the class in a manner different from other classes of shares of the Fund and so to make separate voting appropriate, and will have such other voting rights as are set forth in the Declaration of Trust and By-Laws of the Trust, as amended from time to time.

EARLY REPURCHASE FEES

The Fund may impose an early repurchase fee (“Early Repurchase Fee”) on repurchases and/or exchanges of the Fund’s shares. The Early Repurchase Fee may be charged in an amount of up to 2% of the net asset value of the shares repurchased or exchanged, or such greater amount as may be permitted by applicable law. The Early Repurchase Fee may be imposed on only certain types of repurchases and exchanges, such as repurchases and exchanges occurring within a certain time period of the acquisition of the relevant shares. The Trustees are not required to impose the Early Repurchase Fee on the Fund, nor must they impose the Early Repurchase Fee on all share classes of the Fund. Similarly, the Early Repurchase Fee rate may differ from share class to share class.

Amounts paid pursuant to the Early Repurchase Fee will be paid to the Fund and, unless otherwise approved by the Trustees, will be allocated among the Fund’s share classes in the same manner as the Fund allocates income.

EFFECTIVENESS OF PLAN

This Plan shall not take effect until (1) it has been approved by votes of a majority of both (a) the Trustees and (b) the Independent Trustees and (2) receipt by the Fund of an order from the Securities and Exchange Commission granting exemptions from Sections 18(a)(2), 18(c), and 18(i) of the 1940 Act and pursuant to Section 17(d) of the 1940 Act and Rule 17d-1 under the 1940 Act to permit the Fund to issue multiple classes of shares with varying sales loads and/or ongoing asset-based distribution and/or service fees.

MATERIAL MODIFICATIONS

This Plan may not be amended to modify materially its terms unless such amendment is approved in the manner provided for initial approval hereof.

APPENDIX A

(effective as of [              ], 2021)

to the

MassMutual Access Private Equity Fund

Rule 18f-3 Plan

Adopted [           ], 2021

Class	Rule 12b-1 Plan Fee	Shareholder Servicing Fee
Class 1	None	None
Class 2	None	0.25%
Class 3	0.70%	None